                                                                   EXHIBIT 12



                          NORTHWEST NATURAL GAS COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                      January 1, 1992 - September 30, 1997


                                                                                      Twelve
                                                                                      Months
                                           Year Ended December 31,                    Ended
                              ----------------------------------------------------   Sept 30,
                               1992       1993        1994      1995        1996       1997
                              -----------------------------------------------------  --------
Fixed Charges, as Defined:
     Interest on Long-
      Term Debt               $23,001    $22,578    $21,921    $23,141    $ 23,176     $23,962
     Other Interest             3,223      1,906      2,473      2,252       3,448       4,662
     Amortization of Debt
      Discount and Expense        511        775        850        882         865         764
     Interest Portion of
        Rentals                 1,439      1,701      1,697      1,764       1,798       1,798
                              -------    -------    -------    -------    --------     -------
     Total Fixed Charges,
       as defined             $28,174    $26,960    $26,941    $28,039    $ 29,287     $31,186
                              =======    =======    =======    =======    ========     =======

Earnings,  as defined:
     Net Income               $15,775    $37,647    $35,461    $38,065    $ 46,793     $42,339
     Taxes on Income            6,951     22,096     20,473     22,120      27,347      21,791
     Fixed Charges,
        as above               28,174     26,960     26,941     28,039      29,287      31,186
                              -------    -------    -------    -------    --------     -------
     Total Earnings,
        as defined            $50,900    $86,703    $82,875    $88,224    $103,427     $95,316
                              =======    =======    =======    =======    ========     =======
Ratio of Earnings to
 Fixed Charges                   1.81       3.22       3.08       3.15        3.53        3.06
                              =======    =======    =======    =======    ========     =======